Exhibit 99.1

NEWS RELEASE

Sabre Holdings Settles Merger Related Litigation

SOUTHLAKE, Texas, March 26, 2007 – Sabre Holdings Corporation (NYSE:TSG) announced today that it has entered into memoranda of understanding with plaintiffs’ counsel and other named defendants regarding the settlement of both a purported class action lawsuit (the McBride case) and a purported derivative action (the Holowach case), brought on behalf of Sabre Holdings stockholders. Both the McBride and Holowach cases were filed in the District Court for the State of Texas in Tarrant County following the December 12, 2006 announcement of the Agreement and Plan of Merger by and among Sabre Holdings and subsidiaries of Silver Lake Partners and Texas Pacific Group.

Under the terms of the memoranda, Sabre Holdings, the other named defendants and the plaintiffs have agreed to settle both lawsuits, subject to definitive documentation, any applicable procedural requirements under Texas law and other conditions, and the settlements will be presented to the courts in which each case is pending for approval after the transaction has closed. The settlements will not affect the amount of merger consideration to be paid to stockholders of Sabre Holdings in connection with the proposed merger.

In addition, the settlements will not affect the timing of the special meeting of stockholders of Sabre Holdings to vote upon the proposal to adopt the merger agreement, which is scheduled for March 29, 2007. The company anticipates that its stockholders will approve the acquisition at the special meeting of stockholders and that the acquisition will close on or about March 30, 2007.

The company also filed this information and other details via an 8-K filing with the SEC, which can be found at the SEC’s Web site at http://www.sec.gov, or via the company’s Web site at www.sabre-holdings.com/investor.

About Sabre Holdings

Sabre Holdings connects people with the world’s greatest travel possibilities by retailing travel products and providing distribution and technology solutions for the travel industry. Sabre Holdings supports travelers, travel agents, corporations, government agencies and travel suppliers through its companies: Travelocity, Sabre Travel Network and Sabre Airline Solutions. Headquartered in Southlake, Texas, the company has approximately 9,000 employees in 45 countries. Full-Year 2006 revenues totaled $2.8 billion. Sabre Holdings, an S&P 500 company, is traded on the NYSE under the symbol TSG. More information is available at http://www.sabre-holdings.com.

About the Acquisition

In connection with the proposed merger of the company with affiliates of Texas Pacific Group and Silver Lake Partners, the company filed a definitive proxy statement with the Securities and Exchange Commission on February 21, 2007. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS, IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Sabre Holdings at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free by directing such requests to the Sabre Holdings investor relations department at 866-722-7347, or on the company’s Web site at www.sabre-holdings.com/investor.

Sabre Holdings and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers and all of Sabre Holdings’ participants in the solicitation is included in the definitive proxy statement, which is available free of charge at the Securities and Exchange Commission’s Web site at www.sec.gov and from the Sabre Holdings investor relations department at 866-722-7347, or on the company’s website at www.sabre-holdings.com/investor.

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Media Contact:	Investor Relations Contact:

MICHAEL BERMAN	KAREN FUGATE

SABRE HOLDINGS	SABRE HOLDINGS

682 605 2397	682 605 2343

michael.berman@sabre-holdings.com	karen.fugate@sabre-holdings.com